Exhibit 99.1

P R E S S R E L E A S E

For Immediate Release:	Contact: Mollie Condra, Ph.D. Head, Investor Relations & Communications HealthStream (615)-301-3237

HealthStream CEO Rewards Employees with Contribution of Personally Owned Shares of Company Stock

NASHVILLE, Tennessee (December 9, 2025) – HealthStream (Nasdaq: HSTM), a leading healthcare technology platform company for workforce solutions, today announced that its Chief Executive Officer, Robert A. Frist, Jr., has contributed approximately $3.5 million of his personally owned shares of HealthStream common stock for the benefit of HealthStream employees. To accomplish this, Mr. Frist has contributed 146,286 of his shares to HealthStream, and HealthStream has approved the grant of that same number of shares under its 2022 Omnibus Incentive Plan to eligible employees, as noted below. These shares will not be subject to any vesting conditions and are being issued effective immediately.

Over 700 HealthStream employees that have worked a minimum of the last three years at the Company will receive shares of stock from this contribution. The number of shares that each employee receives will increase proportionally according to their individual years of service.  No executives, vice presidents, or associate vice presidents who periodically receive equity grants as part of their compensation package will receive any shares in connection with Mr. Frist’s contribution.

“I am excited to make this special contribution of shares of stock to our employees,” said Robert A. Frist, Jr., Chief Executive Officer, HealthStream. “By sharing ownership in our Company, I am recognizing the hard work of our team and inviting them to join me as a fellow stakeholder in HealthStream’s future success. Working together, I believe we are achieving our vision to improve the quality of healthcare by developing the people who deliver care—and this gift represents my appreciation for joining me on this journey.”

The grant of HealthStream common stock for employees will result in no dilution of shares to any existing shareholders other than Mr. Frist. In addition, Mr. Frist has contributed an additional 11,492 shares (valued at approximately $275,000) to HealthStream, without consideration paid to Mr. Frist, which amount is equivalent to the estimated Company costs associated with the equity grants, such as administrative expenses and employer payroll taxes which will be associated with the grants. The Company will record a compensation expense of approximately $3.5 million, along with approximately $275,000 for such administrative expenses and employer payroll taxes, in connection with this transaction in the fourth quarter of 2025. This transaction is expected to reduce operating income, net income, and earnings per share as follows (in thousands, except per share data):

Financial Measure	Increase (Decrease) Amount
Operating income	$(3,775)
Net income	$(2,955)
Earnings per share	$(0.10)

In addition, the only impact on adjusted EBITDA will be the administrative expenses and employer payroll taxes of approximately $275,000 as set forth above. The financial impact of the transaction will all be recorded in the fourth quarter of 2025.

Scott A. Roberts, Chief Financial Officer, HealthStream, commented, “Keep in mind that the impact to our financials is not based on our operational performance, but is the result of the accounting treatment of the stock contribution. The compensation expense and administrative expenses associated with processing the distribution of shares to employees necessarily pass through our operating income, net income, and earnings per share—as that impact is shown in the table above.”

Roberts added, “I believe that since this benefit is being paid with resources coming from outside the Company, it is a bonus for shareholders as they enjoy the benefits of a more engaged, rewarded workforce without the Company’s equity being used to pay for it. To accurately understand the full financial impact, it is important to keep in mind that CEO Frist generously contributed shares of his personally owned stock to the Company in an amount equal to this expense.”

About HealthStream

HealthStream (Nasdaq: HSTM) is the healthcare industry’s largest ecosystem of platform-delivered workforce solutions that empowers healthcare professionals to do what they do best: deliver excellence in patient care. For more information, visit http://www.healthstream.com or call 615-301-3100.

This press release contains forward-looking statements that involve risks and uncertainties regarding HealthStream. This information has been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. These forward-looking statements are based on a variety of assumptions that may not be realized, and which are subject to significant risks and uncertainties, including those risks and uncertainties referenced from time to time in the Company’s filings with the Securities and Exchange Commission.

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